EXHIBIT 21.1

                    SUBSIDIARIES OF FEDERAL DATA CORPORATION

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                                  State of                      Doing
 Subsidiaries                   Incorporation               Business Name
--------------                 ---------------         -----------------------

FDCT Corp.                     Delaware                 FDCT Corp.

FDC Technologies, Inc.         Delaware                 FDC Technologies, Inc.

NYMA, Inc.                     Maryland                 NYMA, Inc.

Sylvest Management                                      Sylvest Management
   Systems Corporation         Maryland                    Systems Corporation

R.O.W. Sciences, Inc.          Delaware                 R.O.W. Sciences, Inc.

Technical and Management                                Technical and Management
   Assistance, Inc.            New Jersey                  Assistance, Inc.

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